Exhibit 10.4

PS BUSINESS PARKS, INC.

2012 EQUITY AND PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN

FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (the “Option Agreement”) is made as of [Grant Date], (the “Grant Date”), by and between PS Business Parks, Inc., acting on its own behalf (the “Company”), and on behalf of PS Business Parks, L.P. as its sole general partner (the “Partnership”)(as appropriate in context below, references to the Company shall also include the Partnership) and [Optionee Name], an employee of the Company, one of its Subsidiaries or a Service Provider (the “Optionee”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Company’s 2012 Equity and Performance-Based Incentive Compensation Plan (the “Plan”).

WHEREAS, the Board of Directors of the Company (the “Board”) has duly adopted, and the shareholders of the Company have duly approved, the Plan, which provides for the grant to employees of the Company and its Subsidiaries and Service Providers of options for the purchase of shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), which may be granted from time to time as the Committee so determines;

WHEREAS, the Company has determined that it is desirable and in its best interests to grant to the Optionee, pursuant to the Plan, options to purchase a certain amount of Common Stock as compensation for services rendered to the Company, and/or in order to provide the Optionee with an incentive to advance the interests of the Company, all according to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto do hereby agree as follows:

1.	GRANT OF OPTION.

Subject to the terms of the Plan (the terms of which are incorporated by reference herein), as of the Grant Date, the Company hereby grants to the Optionee the right and option (the “Option”) to purchase, on the terms and subject to the conditions hereinafter set forth, [Number] shares of Common Stock. This Option shall not constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

2.	PRICE.

The purchase price (the “Option Price”) of the Common Stock subject to the Option evidenced by this Option Agreement is $[Amount] per share (the Fair Market Value on the Grant Date).

3.	VESTING AND EXERCISE OF OPTION.

Except as otherwise provided herein, the Option granted pursuant to this Option Agreement shall be subject to exercise as follows:

3.1.	Vesting and Time of Exercise of Option.

The Optionee may exercise the Option (subject to the limitations on exercise set forth in the Plan or in this Option Agreement), in installments as determined by the Committee as follows: [Installments]. The foregoing installments, to the extent not exercised, shall accumulate and be exercisable, in whole or in part, at any time and from time to time, after becoming exercisable and prior to the termination of the Option; provided, that no single exercise of the Option shall be for less than 100 shares, unless the number of shares purchased is the total number at the time available for purchase under this Option. The Option is exercisable only before it expires and then only with respect to the vested portion of the Option.

3.2.	Exercise by Optionee

During the lifetime of the Optionee, only the Optionee (or, in the event of the Optionee’s legal incapacity or incompetency, the Optionee’s guardian or legal representative) or a person or entity to whom the Optionee has transferred the Option in accordance with Section 6 hereof may exercise the Option.  The Optionee agrees to comply with any trading blackout periods and securities trading policies implemented by the Company.

3.3.	Term of Option.

The Option shall have a term of [Term] years, subject to earlier termination in accordance with this Option Agreement or the terms of the Plan as determined by the Committee.

3.4.	Limitations on Exercise of Option.

In no event may the Option be exercised, in whole or in part, after ten years following the Grant Date, or after the occurrence of an event referred to in Section 8 below which results in termination of the Option.  In no event may the Option be exercised for a fractional share.

3.5.	Termination of Employment or Other Relationship.

Subject to Sections 3.6,  3.7 and 3.8 hereof, upon the termination of (i) the employment of the Optionee by the Company or any Subsidiary or Service Provider, or (ii) a Service Provider’s relationship with the Company, the Optionee shall have the right at any time within 30 days after such termination and prior to termination of the Option pursuant to Section 3.4 above, to exercise, in whole or in part, any Option held by such Optionee at the date of such termination, to the extent such Option was exercisable immediately prior to such termination.

3.6.	Rights in the Event of Death.

If the Optionee dies while employed by the Company, a Subsidiary or a Service Provider, or while serving as a Service Provider, the executors or administrators or legatees or distributees of the Optionee’s estate shall have the right, at any time within one year after the date of the Optionee’s death and prior to termination of the Option pursuant to Section 3.4 above, to exercise the Option with respect to all shares subject to the Option, whether or not the Option was exercisable immediately prior to the Optionee’s death.

3.7.	Rights in the Event of Disability.

If the Optionee terminates employment with the Company, a Subsidiary, or a Service Provider, or if the Optionee ceases to be a Service Provider, by reason of the Disability of the Optionee, then the Optionee shall have the right, for a period of one year after such termination and prior to termination of the

Option pursuant to Section 3.4 above, to exercise the Option with respect to all shares subject to the Option, whether or not the Option was exercisable immediately prior to the Optionee’s termination by reason of Disability of the Optionee. Whether termination of employment or service is to be considered by reason of Disability for purposes of this Option Agreement shall be determined by the Committee, which determination shall be final and conclusive.

3.8.	Rights in the Event of Retirement.

If the Optionee’s Service terminates by reason of the Optionee’s Retirement, then (a) all Options granted to the Optionee pursuant to this Option Agreement that have not previously vested shall immediately become vested as of such Optionee’s Retirement Date (defined below), and (b) the Optionee shall have the right, at any time within one year after the date of such termination (but before the Option terminates pursuant to Sections 3.3 and 3.4 above), to exercise the vested portion of the Option (after taking into account the vesting acceleration pursuant to this Option Agreement).  Any vested portion of the Option not exercised during such post-termination exercise window shall immediately terminate as of the end of such post-termination exercise window.  For purposes of this Option Agreement, “Retirement” means the Optionee’s termination of Service other than due to death, Disability, or Cause if:

(a)by the Retirement Date the Optionee is at least 55 years old and has provided at least 10 years of Service as defined in the Plan (generally including service with the Company, Public Storage, and their Affiliates);

(b)by the Retirement Date the sum of the Optionee’s age and total years of Service equals at least 80;

(c)the Optionee has provided the Company at least 12 months’ prior written notice of the Optionee’s intention to retire;

(d)on or prior to the Retirement Date the Optionee has entered into a separation agreement, in a form acceptable to the Company, which includes a full release of claims and certain restrictive covenants as of the date of Retirement; and

(e)subject to the Optionee’s continued Service through both the Certification Date and the Retirement Date, the Chairman of the Compensation Committee (the “Chairman”) has taken separate action to establish a date of termination of Service for the Optionee (the “Retirement Date”) and to approve such accelerated vesting for such Optionee (the date of such action by the Chairman, the “Certification Date”); provided, however, that (i) the Optionee shall have no right to such accelerated vesting if the Chairman does not take action to approve such accelerated vesting for such Optionee or revokes the Chairman’s approval before the Retirement Date; and (ii) if the Optionee’s Service is terminated for any reason other than death or Disability prior to such Retirement Date, any unvested portion of the Option on the date of such termination of Service shall immediately terminate as of such termination, and any vested portion of the Option shall be subject to Section 3.5.

3.9.	Reduction in Number of Shares Subject to Option.

The number of shares which may be purchased upon exercise of the Option pursuant to this Section 3 shall be reduced by the number of shares previously purchased upon exercise of the Option pursuant to this Section 3.

4.	METHOD OF EXERCISE OF OPTION.

Any exercise will take place in a fashion consistent with Section 4.2(e)(1) of the Partnership’s Agreement of Limited Partnership, taking into account the provisions below.  Accordingly, (a) Optionee will provide the exercise price of the Option to the Partnership, (b) on behalf of the Optionee, the Partnership will purchase from the Company for fair market value the number of shares for which the Option is being exercised by the Optionee, (c) the shares will be transferred by the Company, on behalf of the Partnership, to the Optionee, and (d) the Company will contribute to the Partnership the proceeds received from the Partnership for the shares underlying the Option in exchange for a number of Partnership Units equal to the number of shares for which the Option is being exercised.

The Option may be exercised to the extent that it has become exercisable hereunder by (a) exercise through the Company’s approved broker for such exercises, or (b) delivery to the Company on any business day, at its principal office addressed to the attention of the Committee, of written notice of exercise, which notice shall specify the number of shares for which the Option is being exercised, and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised.  Payment of the Option Price for the Common Stock purchased pursuant to the exercise of the Option shall be made (a) in cash or by check payable to the order of the Partnership; (b) through the tender to the Company on behalf of the Partnership of Common Stock, which stock shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at its Fair Market Value on the date of exercise; (c) by a combination of the methods described in (a) and (b); or (d) with the consent of the Company, by withholding delivery to the Optionee of the number of shares of Common Stock that would otherwise be issuable in an amount equal in value to the Option Price.

Payment in full of the Option Price need not accompany the written notice of exercise provided the notice directs that the Common Stock certificate or certificates for the shares for which the Option is exercised be delivered to the Company approved broker for such exercises as the agent for the Optionee and, at the time such Common Stock is delivered, the broker tenders to the Company cash (or cash equivalents acceptable to the Company) equal to the Option Price plus the amount, if any, of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the exercise of the Option.

An attempt to exercise the Option granted other than as set forth above shall be invalid and of no force or effect. Promptly after the exercise of the Option and the payment in full of the Option Price of the Common Stock covered thereby, the Optionee shall be entitled to, as applicable, (a) the issuance of a certificate for Common Stock or certificates evidencing the Optionee’s ownership of such stock or (b) direct registration for such stock or (c) electronic transfer of such stock to a Company-approved broker.

5.	PARACHUTE LIMITATIONS.

Notwithstanding any other provision of this Option Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Optionee with the Company or any Subsidiary, except an agreement, contract or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Optionee (including groups or classes of participants or beneficiaries of which the Optionee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Optionee (a “Benefit Arrangement”), if the Optionee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option held by that Optionee and any right to receive any payment or other benefit under this Option Agreement shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Optionee under this Option Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Optionee under this Option Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Optionee from the Company under this Option Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Optionee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Option Agreement, in conjunction with all other rights, payments, or benefits to or for the Optionee under any Other Agreement or any Benefit Arrangement would cause the Optionee to be considered to have received a Parachute Payment under this Option Agreement that would have the effect of decreasing the after-tax amount received by the Optionee as described in clause (ii) of the preceding sentence, then the Optionee shall have the right, in the Optionee’s sole discretion, to designate those rights, payments, or benefits under this Option Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Optionee under this Option Agreement be deemed to be a Parachute Payment.

6.	LIMITATIONS ON TRANSFER.

The Option is not transferable by the Optionee, other than by will or the laws of descent and distribution in the event of death of the Optionee, and except that the Optionee may transfer the Option in whole or in part, for no consideration, to (i) the spouse, children (including step-children and adopted children) or grandchildren of the Optionee (“Family Members”), (ii) a trust for the exclusive benefit of one or more Family Members including the Optionee, or (iii) a partnership of which the Optionee and/or one or more Family Members are the only partners, provided that the transferee, in connection with the transfer, agrees in writing to be bound by all of the terms of this Option Agreement and the Plan and further agrees not to transfer the Option other than by will or the laws of descent and distribution in the event of the death of the transferee.  Following any transfer permitted by this Section 6, the transferee shall have all of the rights of the Optionee hereunder, and the Option shall be exercisable by the transferee only to the extent that the Option would have been exercisable by the Optionee had the Option not been transferred. The Option shall not be pledged or hypothecated (by operation of law or otherwise) or subject to execution, attachment or similar processes.

7.	RIGHTS AS SHAREHOLDER.

Neither the Optionee, nor any executor, administrator, distributee or legatee of the Optionee’s estate, nor any transferee hereof shall be, or have any of the rights or privileges of, a shareholder of the Company in respect of any Common Stock issuable hereunder unless and until such shares have been fully paid and certificates representing such shares have been endorsed, transferred and delivered, and the name of the Optionee (or of such personal representative, administrator, distributee or legatee of the Optionee’s estate, or of such transferee) has been entered as the shareholder of record on the books of the Company.

8.	EFFECT OF CHANGES IN CAPITALIZATION.
8.1.	Changes in Stock.

If the number of shares of outstanding Common Stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split, reverse split, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in such stock effected without receipt of consideration by the Company occurring after the date the Option is granted, a proportionate and appropriate adjustment shall be made by the Company in the number and kind of stock subject to the Option, so that the proportionate interest of the Optionee immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in the Option shall not change the total Option Price with respect to stock subject to the unexercised portion of the Option but shall include a corresponding proportionate adjustment in the Option Price per share. In the event of a spin-off by the Company of the stock of a subsidiary, a stock dividend for which the Company will claim a dividends paid deduction under Section 561 of the Code (or any successor provision), or a pro rata distribution to all shareholders of other assets of the Company, the Committee may, but shall not be required to, make appropriate adjustments to (i) the number and kind of stock or other assets for which the Option is exercisable and (ii) the per-share exercise price of the Option.

8.2.	Reorganization in Which the Company Is the Surviving Entity and in Which No Change of Control Occurs.

Subject to Section 8.3 hereof, if the Company shall be the surviving entity in any reorganization, merger or consolidation of the Company with one or more other entities, the Option shall pertain to and apply to the securities to which a holder of the number of shares subject to the Option would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the Option Price per share so that the aggregate Option Price thereafter shall be the same as the aggregate Option Price immediately prior to such reorganization, merger or consolidation.

8.3.	Reorganization, Sale of Assets or Sale of Shares Which Involves a Change of Control

Subject to the exceptions set forth in the last sentence of this Section 8.3, fifteen days prior to the scheduled consummation of a Change of Control, the Option shall become immediately exercisable with respect to all shares subject to the Option and shall remain exercisable for a period of fifteen days. Any exercise of the Option during such fifteen-day period shall be conditioned upon the consummation of the Change of Control and shall be effective only immediately before the consummation of the Change of Control. Upon consummation of any Change of Control, unless exercised the Option shall terminate. The Committee shall send written notice of an event that will result in such a termination to the Optionee not later than the time at which the Company gives notice thereof to its shareholders. For purposes of this Section 8.3, a “Change of Control” shall be deemed to occur upon (i) the dissolution or liquidation of the Company or upon a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving corporation) which results in any person or entity (other than B. Wayne Hughes and members of his family and their affiliates) owning 50% or more of the combined voting power of all classes of stock of the Company. This Section 8.3 shall not apply to any Change of Control to the extent that (A) provision is made in writing in connection with such Change of Control for the assumption of the Option, or for the substitution for the Option of a new option covering the stock of a successor corporation, or a parent, subsidiary or affiliate thereof, with appropriate adjustments as to the number and kind of stock and exercise prices, in which event the Option shall continue in the manner and under the terms so provided or (B) a majority of the full Board determines that such Change of Control shall not trigger application of the provisions of this Section 8.3.

8.4.	Adjustments.

Adjustments specified in this Section 8 relating to shares of Common Stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional shares shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

9.	GENERAL RESTRICTIONS.

The Company shall not be required to sell or issue any shares of Common Stock under the Option if the sale or issuance of such shares would constitute a violation by the individual exercising the Option or by the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares of Common Stock subject to the Option upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares hereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Option. Specifically, in connection with the Securities Act of 1933, upon notice of exercise of the Option, unless a registration statement under such Act is in effect with respect to the shares covered by the Option, the Company shall not be required to sell or issue such shares unless the Committee has received evidence satisfactory to the Committee that the holder of the Option may acquire such shares pursuant to an exemption from registration under such Act. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company shall not be obligated to take any affirmative action in order to cause the exercise of the Option or the issuance of Common Stock pursuant thereto to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that the Option shall not be exercisable unless and until the shares covered by the Option are registered or are subject to an available exemption from registration, the exercise of the Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

10.	DISCLAIMER OF RIGHTS.

No provision in this Option Agreement shall be construed to confer upon the Optionee the right to be employed by the Company or any Subsidiary or Service Provider or to provide services to the Company, or to interfere in any way with the right and authority of the Company or any Subsidiary or Service Provider either to increase or decrease the compensation of the Optionee at any time, or to terminate any employment or other relationship between the Optionee and the Company or any Subsidiary or Service Provider.

11.	WITHHOLDING TAXES.

Upon the request of the Company, a Subsidiary or a Service Provider, the Optionee shall promptly pay to the Company, Subsidiary or Service Provider, or make arrangements satisfactory to the Company, Subsidiary or Service Provider regarding payment of, any federal, state or local taxes of any kind required by law to be withheld as a result of the Optionee’s exercise of the Option. The Company, a Subsidiary or a Service Provider shall have the right to deduct from payments of any kind otherwise due to the Optionee any such taxes. The Optionee shall make any such payments in cash or cash equivalents or, subject to the prior approval of the Committee, which may be withheld in the Committee’s sole discretion, the Optionee may elect to satisfy the withholding obligation, in whole or in part, (i) by causing the Company, the Subsidiary or the Service Provider to withhold shares of Common Stock otherwise issuable to the Optionee pursuant to the Option or (ii) by delivering to the Company, the Subsidiary or the Service Provider Common Stock already owned by the Optionee. The Common Stock so delivered or withheld shall have an aggregate Fair Market Value not exceeding the minimum amount of tax required to be withheld by applicable law. The Optionee may deliver or have withheld only shares of Common Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

12.	DATA PRIVACY.

To administer the Plan, the Company and its Affiliates may process personal data about the Optionee. Such data includes, but is not limited to, the information provided in this Option Agreement and any changes thereto, other appropriate personal and financial data about the Optionee such as home address and business addresses and other contact information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.  By accepting this grant, the Optionee hereby gives express consent to the Company and its Affiliates to process any such personal data. Optionee also gives express consent to the Company to transfer any such personal data outside the country in which Optionee works, including, with respect to non-U.S. resident Optionees, to the United States, to transferees who will include the Company and other persons who are designated by the Company to administer the Plan.

13.	CONSENT TO ELECTRONIC DELIVERY OF MATERIALS.

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, the Optionee agrees that the Company may deliver the Plan prospectus and any annual reports to the Optionee in an electronic format. If at any time the Optionee would prefer to receive paper copies of these documents, as Optionee is entitled to, the Company would be pleased to provide copies. The Optionee may contact the Company’s Legal Department to request paper copies of these documents.

14.	CLAWBACK.

The Option shall be subject to mandatory repayment by the Optionee to the Company to the extent the Optionee is, or in the future becomes, subject to (a) any Company “clawback” or recoupment policy, or (b) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.

15.	INTERPRETATION OF THIS OPTION AGREEMENT.

All decisions and interpretations made by the Committee with regard to any question arising under the Plan or this Option Agreement shall be binding and conclusive on the Company and the Optionee and any other person entitled to exercise the Option as provided for herein. In the event that there is any inconsistency between the provisions of this Option Agreement and of the Plan, the provisions of the Plan shall govern.

16.	GOVERNING LAW.

This Option Agreement is executed pursuant to and shall be governed by the laws of the State of California (but not including the choice of law rules thereof).

17.	BINDING EFFECT.

Subject to all restrictions provided for in this Option Agreement and by applicable law relating to assignment and transfer of this Option Agreement and the option provided for herein, this Option Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, transferees and assigns.

18.	NOTICE.

Any notice hereunder by the Optionee to the Company shall be in writing and shall be deemed duly given if mailed or delivered to the Company at its principal office, addressed to the attention of the Corporate Secretary, or if so mailed or delivered to such other address as the Company may hereafter designate by notice to the Optionee. Any notice hereunder by the Company to the Optionee shall be in writing and shall be deemed duly given if mailed or delivered to the Optionee at the address specified below by the Optionee for such purpose, or if so mailed or delivered to such other address as the Optionee may hereafter designate by written notice given to the Company.

19.	ENTIRE AGREEMENT.

This Option Agreement constitutes the entire agreement and supersedes all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. Neither this Option Agreement nor any term hereof may be amended, waived, discharged or terminated except by a written instrument signed by the Company and the Optionee; provided, however, that the Company unilaterally may waive any provision hereof in writing to the extent that such waiver does not adversely affect the interests of the Optionee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Option Agreement, or caused this Option Agreement to be duly executed on their behalf, as of the day and year first above written.

OPTIONEE:	COMPANY: PS BUSINESS PARKS, INC.
By:
[Optionee Name]	Name:[Officer Name] Title:[Officer Title]

ADDRESS FOR NOTICE TO OPTIONEE: [Optionee Address]	PARTNERSHIP: PS BUSINESS PARKS, L.P. By: PS Business Parks, Inc., General Partner By: ______________________ Name:[Officer Name] Title: [Officer Title]

Signature Page to the Restated Non-Qualified Stock Option Agreement